Exhibit 3.1

CERTIFICATE OF ELIMINATION

OF THE

FIXED RATE NON-CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES B

($1,000.00 Liquidation Preference)

OF DISCOVER FINANCIAL SERVICES

(Pursuant to Section 151(g) of the

General Corporation Law of the State of Delaware)

Discover Financial Services, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), certifies as follows:

FIRST: The Corporation’s Amended and Restated Certificate of Incorporation authorizes the issuance of 575,000 shares of a series of Preferred Stock designated Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series B, par value $0.01 per share, with a liquidation preference of $1,000 per share (the “Series B Preferred Stock”).

SECOND: Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), the Preferred Stock Financing Committee of the Board of Directors of the Corporation adopted the following resolutions:

RESOLVED FURTHER, that, upon redemption and retirement of the Series B Preferred Stock in accordance with the foregoing resolutions, none of the authorized shares of such Series B Preferred Stock will be outstanding and no shares of such series thereafter will be issued; and

RESOLVED FURTHER, that any officer of the Corporation is authorized and directed to execute a Certificate of Elimination as provided by Section 151(g) of the DGCL in accordance with Section 103 of the DGCL, substantially in the form attached as Exhibit A, with such changes therein as the officer executing the same may approve and as are permitted by the DGCL to be made by such officer, such approval to be conclusively evidenced by such officer’s execution of such Certificate of Elimination, and to file the same forthwith in the Office of the Secretary of State of the State of Delaware, and, when such Certificate of Elimination becomes effective, all references to the Series B Preferred Stock in the Certificate of Incorporation shall be eliminated and the shares of Series B Preferred Stock so redeemed and retired shall resume the status of authorized and unissued shares of Preferred Stock of the Corporation, without designation as to series.

THIRD: Pursuant to the provisions of Section 151(g) of the DGCL, all references to Series B Preferred Stock in the Amended and Restated Certificate of Incorporation of the Corporation hereby are eliminated, and the shares that were designated to such series hereby are returned to the status of authorized but unissued shares of the Preferred Stock of the Corporation, without designation as to series.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Timothy Schmidt, its Senior Vice President and Treasurer, this 1st day of December, 2017.

DISCOVER FINANCIAL SERVICES

By:	/s/ Timothy Schmidt
Name:	Timothy Schmidt
Title:	Senior Vice President and Treasurer